Exhibit 99.1

Quidel Contact: Quidel Corporation Randy Steward Chief Financial Officer (858) 552-7931	Media and Investors Contact: Quidel Corporation Ruben Argueta (858) 646-8023 rargueta@quidel.com

QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2013

FINANCIAL RESULTS

SAN DIEGO, February 11, 2014 (Marketwired) — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Highlights:

•	Total revenues were $50.2 million as compared to $53.9 million in the fourth quarter of 2012, led by $20.9 million in total influenza product sales.

•	Received 510(k) clearance from the United States Food and Drug administration (FDA) for its AmpliVue® molecular diagnostic test for Group B Strep.

Full Year 2013 Highlights:

•	Submitted twelve 510(k) and 2 CLIA applications to the FDA.

•	Received 510(k) clearance from the FDA for Sofia® Strep A, Sofia® RSV and Sofia® hCG assays.

•	Received 510(k) clearance from the FDA for AmpliVue® Group B Strep molecular assay.

•	Received 510(k) clearance from the FDA for LyraTM C. difficile molecular assay, LyraTM Influenza A+B molecular assay for Life Technologies’ QuantStudioTM and LyraTM RSV+ hMPV molecular assay for Life Technologies’ QuantStudioTM.

•	Received Special 510(k) clearance from the FDA for the qualitative detection of H7N9 on QuickVue® Influenza A+B, QuickVue® Influenza A/B and Sofia® Influenza A+B assays.

•	Received CLIA waiver for nasopharyngeal aspirate, nasopharyngeal wash and VTM-suspended samples for use with the Sofia® Influenza A+B assay.

Fourth Quarter 2013 Results

Total revenues in the fourth quarter were $50.2 million as compared to $53.9 million in the fourth quarter of 2012. The decrease in revenue was due to lower sales of infectious disease products in the quarter, driven primarily by a more normalized influenza and respiratory disease season in 2013 as compared to an earlier and more severe season in the prior year. In the fourth quarter of 2013, the company generated $20.9 million in total influenza product sales, as a year-over-year decrease in QuickVue Influenza product sales was partially offset by $6.4 million in Sofia Influenza revenue, a 103% increase over last year.

On a GAAP basis, net income for the fourth quarter of 2013 was $1.1 million, or $0.03 per diluted share, compared to net income of $8.7 million, or $0.26 per diluted share, in the fourth quarter of 2012. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income for the fourth quarter of 2013 was $7.0 million, or $0.20 per diluted share, compared to net income of $12.5 million, or $0.37 per diluted share, for the same period in 2012.

“We are very pleased with Sofia’s meaningful impact on revenue, even during an influenza season that arrived later than last year,” said Douglas Bryant, president and chief executive officer. “In the coming years, we expect that Sofia will play a significant role in solidifying our base immunoassay business, while also expanding market share and accessing larger markets through the introduction of new assays.”

Full Year 2013 Results

Total revenues increased by 13% in 2013 to $175.4 million, as compared to $155.7 million in 2012. For the year ended December 31, 2013, on a GAAP basis, net income was $7.4 million, or $0.21 per diluted share, compared to net income of $5.0 million, or $0.15 per diluted share, in 2012. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income for the full year 2013 was $21.3 million, or $0.61 per diluted share, compared to net income of $19.1 million, or $0.56 per diluted share, for the full year 2012.

“From a product development perspective, we had a very big year in 2013, with multiple 510(k) submissions and several new product introductions that put us in a position to further grow and diversify our business,” added Bryant. “Similarly, we expect to achieve several product development and commercial milestones in 2014 supporting our Sofia and molecular platforms.”

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles and certain non-recurring items on earnings and net earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net earnings and adjusted net earnings per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information

Quidel management will host a conference call to discuss the fourth quarter and full year results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 877-280-4955, or from outside the U.S. dial 857-244-7312, and enter the pass code 90467915.

A live webcast of the call can be accessed at http://www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 9:00 p.m. Eastern Time (6:00 p.m. Pacific Time) on February 11 by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering pass code 76891078.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the QuickVue®, D3® Direct Detection and Thyretain® leading brand names, as well as under the new Sofia®, LyraTM and AmpliVue® brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit www.quidel.com and Diagnostic Hybrids at www.dhiusa.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality; the timing of the onset, length and severity of cold and flu seasons; government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses; adverse changes in competitive conditions in domestic and international markets; the reimbursement system currently in place and future changes to that system; changes in economic conditions in our domestic and international markets; changes in sales levels as it relates to the absorption of our fixed costs; lower than anticipated market penetration of our products; the quantity of our product in our distributors’ inventory or distribution channels and changes in the buying patterns of our distributors; our development of new technologies, products and markets; our development and protection of intellectual property; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to integrate companies or technologies we have acquired or may acquire; intellectual property risks, including but not limited to, infringement litigation; limitations and covenants in our senior credit facility; that we may incur significant additional indebtedness; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of POC diagnostic products; changes in government policies; adverse actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”); compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance; the loss of key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into US markets; our failure to maintain adequate internal control over financial reporting; volatility in our stock price; dilution resulting from future sales of our equity; and provisions in our charter documents and Delaware law that might delay stockholder actions with respect to business combinations or the election of directors. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the Securities and Exchange Commission (SEC) from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data; unaudited)

	Three months ended December 31,
	2013	2012
Total revenues	$50,170	$53,925
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	18,679	17,597
Research and development	11,262	7,283
Sales and marketing	9,695	8,330
General and administrative	6,921	4,828
Amortization of intangible assets from acquired businesses and technology	2,214	1,770
Facility restructuring charge	1,332	—

Total costs and expenses	50,103	39,808

Operating income	67	14,117
Interest expense	(187)	(261)
Interest income	—	6
Other income (expense)	31	(3)

Total other expense	(156)	(258)

(Loss) income before taxes	(89)	13,859
(Benefit) provision for income taxes	(1,228)	5,119

Net income	$1,139	$8,740

Basic and diluted earnings per share	$0.03	$0.26
Weighted shares used in basic per share calculation	34,024	33,213
Weighted shares used in diluted per share calculation	35,126	33,979
Gross profit as a % of total revenues	63%	67%
Research and development as a % of total revenues	22%	14%
Sales and marketing as a % of total revenues	19%	15%
General and administrative as a % of total revenues	14%	9%

Condensed balance sheet data (in thousands):	12/31/13	12/31/12
Cash, cash equivalents and restricted cash	$9,357	$17,012
Accounts receivables	29,928	32,570
Inventory	27,639	15,496
Total assets	271,366	242,099
Long term debt	5,126	10,567
Stockholders’ equity	223,522	199,780

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data; unaudited)

	Twelve months ended December 31,
	2013	2012
Total revenues	$175,410	$155,741
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	66,976	61,285
Research and development	34,186	27,716
Sales and marketing	33,829	30,319
General and administrative	26,258	20,640
Amortization of intangible assets from acquired businesses and technology	8,171	6,935
Facility restructuring charge	1,825	—

Total costs and expenses	171,245	146,895

Operating income	4,165	8,846
Interest expense	(777)	(1,246)
Interest income	15	41
Other income (expense)	31	(30)

Total other expense	(731)	(1,235)

Income before taxes	3,434	7,611
(Benefit) provision for income taxes	(3,956)	2,618

Net income	$7,390	$4,993

Basic earnings per share	$0.22	$0.15
Diluted earnings per share	$0.21	$0.15
Weighted shares used in basic per share calculation	33,836	33,068
Weighted shares used in diluted per share calculation	34,947	33,702
Gross profit as a % of total revenues	62%	61%
Research and development as a % of total revenues	19%	18%
Sales and marketing as a % of total revenues	19%	19%
General and administrative as a % of total revenues	15%	13%

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net income - GAAP	$1,139	$8,740	$7,390	$4,993
Add:
Non-cash stock compensation expense	3,324	1,597	8,771	6,598
Amortization of intangibles	4,169	4,115	16,564	14,978
Facility restructuring charge	1,332	—	1,825	—
Income tax impact of 2012 research and development tax credit	—	510	(510)	510
Income tax impact of reversal of tax contingency reserve	—	—	(3,458)	—
Income tax impact of non-cash stock compensation expense and amortization of intangibles	(3,001)	(2,465)	(9,234)	(8,017)

Adjusted net income	$6,964	$12,497	$21,348	$19,062

Basic earnings per share:
Adjusted net earnings	$0.20	$0.37	$0.63	$0.57
Net earnings - GAAP	$0.03	$0.26	$0.22	$0.15
Diluted earnings per share:
Adjusted net earnings	$0.20	$0.37	$0.61	$0.56
Net earnings - GAAP	$0.03	$0.26	$0.21	$0.15